Exhibit 99

Savoy Appoints New Directors

    DENVER--(BUSINESS WIRE)--Feb. 3, 2004--Savoy Capital Investments, Inc. (OTCBB: SVYC) is pleased to announce the appointment of two new directors, Philip Walsh and Clint Sharples, to the Board.
    Philip Walsh is a Chartered Accountant and has been a member of the British Columbia Institute of Chartered Accountants since 1971. He is the President and sole owner of Taff Management Corp. and has served in that capacity since November 1996. Taff Management is a private management and holding company that provides consulting, management and advisory services to junior public and private corporations. From March 2000 to May 2002 he was Director and Chief Financial Officer of Chinacom International Technologies Inc., a start-up Capital Pool Corporation with connections to the telecommunications industry in China. Chinacom completed a merger with Vendtek Systems Inc. in 2002 and survives under the name Vendtek Systems Inc. (VSI.TSX-V). Since May 2002, Mr. Walsh has also been Director and Chief Financial Officer of Ross River Minerals Inc., a mineral exploration company with holdings in Canada and Mexico. In addition to his Director's duties, Mr. Walsh's will provide general administration and management services in the corporate office, He will also be responsible for establishing and monitoring project operating budgets and act as chief communications officer with field operations for the Company's planned project in China. Mr. Walsh will serve on Savoy's Audit Committee.
    Clint Sharples is currently President of IFCO Systems Canada, Inc. He has been with IFCO Systems since February 1994, and has served for the past two years as President. IFCO Systems is the Canadian subsidiary of IFCO Systems NV, a public company located in Germany. Mr. Sharples has full operating responsibility for the subsidiary, a pallet recycling and rental company, with branches in six major Canadian cities. Since October 1999, he has also been a Partner in FGI Inc., a Private Investment Company. FGI invests in small private and public companies and lends management or financing support. Mr. Sharples is Secretary and Vice President of FGI and is responsible for evaluating and assisting on investment decisions. Mr. Sharples primary role with Savoy will be to help the Company to develop and maintain a qualified management team. Mr. Sharples will also serve on Savoy's Audit Committee.

    Audit Committee Established

    Savoy Capital has now established its Audit Committee consisting of the Company President, Floyd Wandler, Director Phil Walsh and
Director Clint Sharples.
    For more information regarding Savoy or its projects please contact Floyd Wandler at 604-644-1239.

    /s/ Floyd Wandler
    On Behalf of the Company,
    Floyd Wandler, President.

    Certain matters discussed in this news release are "forward-looking statements". These forward-looking statements can generally be identified as such because the context of the statement will include words such as Savoy "expects," "anticipates" or words of similar import. Similarly, statements that describe the Company's plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those anticipated. Although Savoy believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that the expectations will be attained. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating any forward-looking statements. Forward-looking statements made herein are only made as of the date of this news release and Savoy does not undertake any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

    CONTACT: Savoy Capital Investments, Inc.
             Floyd Wandler, 604-644-1239